Exhibit 99.1

Orion Marine Group, Inc. Reports Second Quarter 2012 Results

Houston, Texas, August 2, 2012 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported a net loss for the three months ended June 30, 2012, of $5.4 million ($0.20 diluted loss per share). These results compare to net loss of $3.2 million ($0.12 diluted loss per share) for the same period a year ago.

“During the second quarter we saw a sequential increase in quarterly revenue of $16.2 million compared to the first quarter of 2012 as some of the recently awarded jobs got underway,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “As we previously stated, Army Corps of Engineers lettings remain choppy and we continue to see bid margin pressure on marine construction opportunities. However, we saw an improvement in our sequential gross profit margin for the second quarter and we anticipate this improvement will continue into the third quarter, as well.”

Financial highlights of the Company's second quarter 2012 include:

Second Quarter 2012

•	Second quarter 2012 contract revenues were $67.1 million, a decrease of 5.3%, as compared with second quarter of 2011 revenues of $70.9 million.

•	The Company self-performed approximately 82% of its work as measured by cost during the second quarter 2012 as compared with 86% in the prior year period.

•
Gross profit for the quarter was a negative $0.2 million, which represents a decrease of $2.2 million as compared with the second quarter of 2011. Gross profit margin for the quarter was negative 0.3%, which was lower than the prior year period of positive 2.8%. During the second quarter of 2012, gross profit was impacted by gaps in between projects as well as underutilized dredging assets, primarily driven by a lack of Army Corps of Engineers job lettings.

•	Selling, General, and Administrative expenses for the second quarter 2012 were $7.5 million as compared to $7.1 million in the prior year period.

•	The Company's second quarter 2012 EBITDA was a negative $2.4 million, representing a negative 3.5% EBITDA margin, which compares to second quarter 2011 EBITDA of $0.3 million, or a 0.5% EBITDA margin.

Backlog of work under contract as of June 30, 2012 was $193.7 million, which compares with backlog of $119.8 million at June 30, 2011. Ending second quarter backlog represents a year over year increase of $73.9 million or 62% as compared to the prior year period. Since the end of the second quarter the Company has continued to be successful in adding new work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either not been started, or are in progress and not yet complete, and the Company cannot assure that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“Our confidence in the recovery of market conditions continues to grow,” said Mr. Pearson. “Our bid activity in the private sector is very encouraging and we are pleased with our quarter end backlog. As mentioned in previous communications, we expect to see the full impact of recently awarded large jobs in the second half of the year.

At this point, we have not seen a material change in the choppy lettings from the Corps. However, we expect the Corps will liquidate its budget before the end of its fiscal year. Additionally, we are hopeful that the pace of Corps lettings will normalize after a full year budget is passed for the Corps' 2013 fiscal year.”

“Despite the continued challenges we face, we remain optimistic in the long term future of our business,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “In fact, we continue to track a high level of bid opportunities. Currently, we have over $265 million worth of bids outstanding, including approximately $40 million on which we are the apparent low bidder. During the second quarter we bid on approximately $310 million worth of opportunities and were successful on approximately $52 million. The 17% win rate achieved during the second quarter is slightly below our recent quarterly averages as we strategically pushed up bid margins on certain projects, which was met with limited success. This contributed to a book-to-bill ratio of 0.68 times.

Looking ahead, it is important we continue to focus on solid project execution and maintaining an adequate level of backlog. Given our expected backlog liquidation and seasonally long daylight hours, it is reasonable to expect some bottom line improvement in our third quarter results as compared to our second quarter results. Additionally, we continue to have confidence in our long term market outlook and we are continuing to see signs of a positive long term future.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the second quarter 2012 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 2, 2012. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Second Quarter 2012 Earnings Conference Call at 888-771-4371; participant code 32944857.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water throughout the United States, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options, which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 6, 2012, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$67,132	$70,899	$118,022	$149,956
Costs of contract revenues	67,349	68,946	121,067	137,685
Gross profit (loss)	(217)	1,953	(3,045)	12,271
Selling, general and administrative expenses	7,478	7,114	14,569	15,012
Operating loss	(7,695)	(5,161)	(17,614)	(2,741)
Other income (expense)
Other income	4	(104)	184	—
Interest income	8	8	19	17
Interest expense	(234)	(83)	(403)	(169)
Other income (expense), net	(222)	(179)	(200)	(152)
Loss before income taxes	(7,917)	(5,340)	(17,814)	(2,893)
Income tax benefit	(2,497)	(2,124)	(6,057)	(1,215)
Net loss	$(5,420)	$(3,216)	$(11,757)	$(1,678)

Loss per share	$(0.20)	$(0.12)	$(0.43)	$(0.06)
Diluted loss per share	$(0.20)	$(0.12)	$(0.43)	$(0.06)
Shares used to compute earnings per share:
Basic	27,121,417	26,930,353	27,120,593	26,967,643
Diluted	27,121,417	26,930,353	27,120,593	26,967,643

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(5,420)	$(3,216)	$(11,757)	$(1,678)
Income tax benefit	(2,497)	(2,124)	(6,057)	(1,215)
Interest income, net	226	75	384	152
Depreciation and amortization	5,312	5,609	10,691	11,140
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	$(2,379)	$344	$(6,739)	$8,399
Operating Margin Operating income margin is calculated by dividing operating income plus gain from bargain purchase of equipment by contract revenues.	(11.4)%	(7.4)%	(14.8)%	(1.8)%
Impact of Depreciation and Amortization	7.9%	7.9%	9.1%	7.4%
EBITDA margin[1]	(3.5)%	0.5%	(5.7)%	5.6%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	June 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$31,933	$38,979
Accounts receivable
Trade, net allowance of $0	32,520	20,954
Retainage	8,440	5,977
Other	880	1,111
Income taxes receivable	17,221	13,998
Note receivable	46	51
Inventory	3,791	3,361
Deferred tax assets	980	1,182
Costs and estimated earnings in excess of billings on uncompleted contracts	9,391	15,112
Prepaid expenses and other	2,457	2,470
Total current assets	107,659	103,195
Property and equipment, net	153,946	146,107
Accounts receivable, long term	1,410	1,410
Goodwill	32,168	32,168
Other assets	232	207
Total assets	$295,415	$283,087

Liabilities and Stockholders' Equity
Current liabilities
Current debt	$13,000	$ --
Accounts payable:
Trade	15,372	11,977
Retainage	1,208	374
Accrued liabilities	8,774	9,339
Billings in excess of costs and estimated earnings on uncompleted contracts	14,547	5,665
Total current liabilities	52,901	27,355
Other long-term liabilities	703	606
Deferred income taxes	18,219	21,287
Deferred revenue	174	203
Total liabilities	71,997	49,451
Stockholders' equity
Common stock	274	274
Treasury stock	(3,003)	(3,003)
Additional paid in capital	159,099	157,560
Retained earnings	67,048	78,805
Total stockholders' equity	223,418	233,636
Total liabilities and stockholders' equity	$295,415	$283,087

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net (Loss)	$(11,757)	$(1,678)
Adjustments to reconcile net (loss) to net cash provided (used in) provided by operating activities:
Depreciation and amortization	10,691	11,140
Deferred financing cost amortization	139	65
Bad debt expense (recoveries)	(1)	—
Deferred income taxes	(2,866)	2,593
Stock-based compensation	1,526	1,122
Gain on sale of property and equipment	(93)	(148)
Change in operating assets and liabilities:
Accounts receivable	(13,797)	12,679
Income tax receivable	(3,222)	(292)
Inventory	(430)	(1,111)
Note receivable	5	39
Prepaid expenses and other	(149)	328
Cost and estimated earnings in excess of billings on uncompleted contracts	5,721	1,250
Accounts payable	4,229	(10,651)
Accrued liabilities	(468)	(1,569)
Income tax payable	—	(262)
Billings in excess of costs and estimated earnings on uncompleted contracts	8,882	194
Deferred revenue	(28)	(29)
Net cash (used in) provided by operating activities	(1,618)	13,670
Cash flows from investing activities
Proceeds from sale of property and equipment	252	371
Purchase of property and equipment	(18,689)	(9,691)
Net cash used in investing activities	(18,437)	(9,320)
Cash flows from financing activities
Borrowings from credit facility	13,000	—
Exercise of stock options	13	182
Increase in loan costs	(4)	—
Purchase of shares into treasury	—	(3,003)
Net cash provided by (used in) financing activities	13,009	(2,821)
Net change in cash and cash equivalents	(7,046)	1,529
Cash and cash equivalents at beginning of period	38.979	23,174
Cash and cash equivalents at end of period	$31,933	$24,703

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Finance, 713-852-6506
Drew Swerdlow, Senior Financial Analyst, 713-852-6582